SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2013 (October 28, 2013)

Education Management Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
210 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 28, 2013, Education Management LLC (the “Company”) and Todd S. Nelson, Chairman of the Board of Directors of the Company, agreed to terminate Mr. Nelson’s employment effective November 8, 2013 (the “Departure Date”). In consideration of Mr. Nelson’s execution of a general release in favor of the Company and its affiliates and related parties pursuant to a Waiver and Release of Claims, the Company has agreed to pay Mr. Nelson the amounts he is entitled to receive upon a termination other than for Cause as defined in the employment agreement dated February 8, 2007, between the

Company and Mr. Nelson (the “Employment Agreement”). Notwithstanding the terms of the Employment Agreement, the separation amount payable to Mr. Nelson is offset by compensation payments made to him in fiscal year 2014, and Mr. Nelson will not receive a pro-rata bonus for fiscal year 2014. The Company will reimburse Mr. Nelson the amount of $35,665 in certain expenses related to the Employment Agreement. Additionally, Mr. Nelson’s outstanding stock option awards shall continue to vest under the terms of the applicable award agreements consistent with a termination other than for Cause.
The Employment Agreement is attached as Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Edward H. West
Name: Edward H. West
Title: President and Chief Executive Officer
Dated: November 1, 2013